Exhibit 5.1

November 16, 2000

Board of Directors of
EFTC Corporation
2501 W. Grandview Road
Phoenix, Arizona  85023


Re:  Form S-8 Registration Statement for
     2000 Stock Option Plan of EFTC Corporation

Dear Ladies and Gentlemen:

Holme Roberts & Owen LLP has acted as counsel to EFTC Corporation (the "Company") in connection with its preparation and filing with the Securities and Exchange Commission (the "Commission") on November 16, 2000, of its registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act") covering 5,000,000 shares of its common stock par value $0.01 per share (the "Common Stock") which may be acquired through participation in the 2000 Stock Option Plan of EFTC Corporation ("the Plan").

As counsel for the Company, we have examined such documents and reviewed such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Based on the foregoing, we are of the opinion that the shares of Common Stock, when sold and delivered by the Company pursuant to the Plan will be legally issued, fully paid, and non-assessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

We do not express an opinion on matters other than those expressly set forth in this letter.

Very truly yours,


HOLME ROBERTS & OWEN LLP


By:    /s/ Mashenka Lundberg
        Mashenka Lundberg
        Partner